SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 22, 2004

Date of report (Date of earliest event reported)

MATRIA HEALTHCARE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	0-20619 SEC File Number	58-2205984 (IRS Employer Identification No.)

1850 Parkway Place
Marietta, GA 30067
(Address of Principal Executive Offices)

(770) 767-4500
(Registrant’s telephone number including area code)

Item 7. Financial Statements, Pro Forma and Financial Information and Exhibits

(c)	Exhibits

99.1	Press Release of Matria Healthcare, Inc. issued July 22, 2004.

The exhibit set forth under this Item 7 is being furnished pursuant to Item 12 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 12. Results of Operations and Financial Condition.

     On July 22, 2004, Matria Healthcare, Inc. (the “Company”) issued a press release reporting its financial results for the second quarter ended June 30, 2004. A copy of the press release is hereby attached as Exhibit 99.1 and incorporated herein by reference.

     The attached press release includes a presentation of net earnings (and net earnings per share), excluding certain unusual items, for the second quarter of fiscal year 2004 and the six month period ended June 30, 2004. Such measures are not measures of financial performance under GAAP and should not be considered as alternatives to net earnings (and earnings per share) as computed under GAAP for the applicable period. The Company considers net earnings (and earnings per share) to be the most comparable GAAP measure and the Company has presented reconciling information in the press release.

     The non-GAAP measures described above exclude the costs associated with repurchasing $120 million in aggregate principal amount of the Company’s 11% Series B Senior Notes due 2008 (the “11% Senior Notes”), additional interest expense incurred as a result of the timing of the use of the proceeds from the sale of the Company’s 4.875% Convertible Senior Subordinated Notes due 2024 to purchase the 11% Senior Notes, the gain from the sale of substantially all of the assets of the Company’s Pharmacy and Supplies Business and a restructuring charge. Management uses earnings measures adjusted to exclude such items as part of its evaluation of the performance of the Company. The Company believes that these measures provide useful information to investors because the items that are excluded relate to unusual events that resulted in a significant impact during the second fiscal quarter and are not likely to recur regularly or in predictable amounts and, consequently, presenting net earnings and earnings per share, excluding such unusual items, is meaningful supplemental information for investors.

     The information set forth under this Item 12 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the

Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matria Healthcare, Inc.
By:	/s/ Parker H. Petit
Parker H. Petit
Chairman and Chief Executive Officer

Dated: July 22, 2004

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits
99.1	Press Release of Matria Healthcare, Inc. issued July 22, 2004